Exhibit 99.1

Welcome to the 2018 annual shareholder meeting for HomeFed Corporation. I am your Chairman, Joe Steinberg. Please allow me to introduce my fellow directors.

We have a lot to go over, and I will be brief – as usual. Our two biggest assets, Renaissance Plaza in Brooklyn and our Otay Ranch holdings in San Diego, are both performing well and delivering the goods.

At Otay, Village of Escaya is the first of the five villages we intend to develop. Upon completion, this 450 acre village will have 992 homes, 272 apartments, a new elementary school and retail and commercial sites.

For those of you who haven’t toured the community yet, it is a site to behold. When Escaya, which I hope means cash cow in Esperanto, opened 14 months ago, 21 of the 27 model homes were completed and no sales. Today we have 379 sales, 208 closings and 200 families who are living there. The pace of activity is truly remarkable. It is the best-selling new home community in San Diego County. With closings come profits and this year will start what may become a very long string of profits generated by the Otay project. At Escaya, the single family homebuilding is being done through joint ventures with Brookfield, Lennar and Shea Homes. They are great partners and are building attractive homes of good quality.  Kent Aden and his team are doing a great job.

Home prices in San Diego have risen significantly. This is fortunate, because we have not been immune from construction cost increases related to lumber and labor shortages all, as a result of a rapidly growing economy.   On balance, price increases have trumped costs.

Apartments will be an important component of HomeFed’s future by expanding HomeFed’s income producing asset portfolio. The 272 unit apartment project in Escaya has secured bank financing and construction commenced in January. Steve Levenson is overseeing this effort and also the other commercial developments in the works at Otay.

As a result of Escaya’s sales success, we are pushing to move forward on our next phase, Village 8 West. Though we don’t have an Esperanto name for this project yet, we have a grading contract ready to go and are waiting on final approval from the Army Corp of Engineers, which we expect to receive in the near future. If you have a suggestion on a good name for the community, contact our Director of Marketing, Hale Richardson. You may get a free hat out of the deal. Although we have an outstanding relationship with our homebuilder partners in Escaya, we are not ready to go steady. Within the year, we will evaluate the decision whether to continue joint ventures with homebuilders or go back to our more traditional lot sales program or some other variation.

In Brooklyn, one of the moments we anticipated arrived a little early. In the first quarter of 2018, we refinanced the approximately 450,000 square foot King’s County District Attorney condominium. HomeFed’s net share of the $199 million dollar refinancing was $88 million. The financing was done as a private placement bond and is a 20 year self-amortizing bond at 4.5%, requiring almost all of the cash flow from the lease.

The next bite of the apple will be the 297,000 square foot former Empire Insurance condominium now occupied by the Secret Service, the New York City Board of Education among others.  The debt on this condo will be completely paid off in October of this year. We are currently discussing a $100 million financing opportunity with prospective lenders. This financing will not take all of the cash flow and should allow for consistent distributions to HomeFed and our partner, Muss Development.

In 2015, we financed the purchase of our Otay villages 3, 8 East and 10 from State Street Bank with $125 million in corporate bonds. These bonds were retired earlier this year. To finance the improvements at Otay, we have been raising funds under the government’s EB-5 program. This is the program where prospective immigrants can obtain a green card by making a $500,000 loan to a qualified project. We put the paperwork together and Escaya has become a “qualified” project and are nearing completion of our $125 million raise with an effective rate under 4%. This debt has a longer term, lower effective rate, and more flexible covenants than our recently retired bonds. With these attractive terms, we are preparing a second offering for Village 8 West.

The effort to entitle our other San Diego County project, Fanita Ranch, has awakened project opponents in Santee who decided to mimic a County initiative requiring voter approval for any general plan amendment. The County effort failed to gain the necessary signatures, but the bar is much lower in Santee and more manageable for the anti-growth hooligans who are attempting the same tactic. This caused us to speed up our public outreach to convince the voters of Santee on the merits of our project. The County Registrar of Voters is now verifying and validating the signatures on the initiative to see who won this first battle. Although we might win, we aren’t kidding ourselves; we are involved in our version of a land war in Asia. It will take a lot of time and money. We believe we have an outstanding development plan and solutions to some of the City’s most significant traffic and fiscal challenges. Jeff O’Connor, Tom Blessent and the rest of the team are leading the effort as we literally go door to door to get our message out. If we lose the entitlement war, it won’t be because we were outworked or outspent.  This is a crazy business – it is no wonder there is a housing crisis in California. We are hoping our Environmental Impact Report will be finalized and ready for City Council approval in 2020, where we think we have strong support.

At San Elijo Hills, we are finishing up our 38 remaining homes of which only 16 are unsold. These are our most valuable ocean view lots and we expect average home prices to be in the $2 million range. Aside from the homes, we have a small parcel in the Town Center that is waiting on some City approvals before our buyer will close on that final piece of land.

In Florida, SweetBay continues to make progress and impress all those who visit. Though we have created a beautiful community and lead the market in sales, we are not making enough money to move the needle and are investigating all options. This includes everything from adding product types, using modular construction to lower our homebuilding costs, to selling lots in bulk or even the entire community.

The Market Common in Myrtle Beach doesn’t fit neatly within our admittedly eclectic portfolio. That said, this little gem continues to age as well as fine wine and is generating increased cash flow year after year. Retail occupancy is above 90% with the recent opening of a high-end entertainment and bowling facility in the former grocery store space. The apartments are almost always fully leased and the for-sale product is moving at a good clip. We are continuing to evaluate whether the Market Common has a long-term future within HomeFed’s portfolio.

In January, we sold our 1,500 acre vineyard and almond orchard in Madera County. We purchased this asset in 2003 for $6 million when grapes prices were depressed and overleveraged farmers couldn’t make it through the cycle. We sold 600 acres for $5 million in 2005 and then made capital improvements and profitably farmed the land. Last year we determined it was time to stop worrying about frosts and harvest our cash in lieu of grapes. We found a buyer for $26 million and sold the asset, which generated a $17 million gain. Thanks to Bob Penner, our Nebraska farmer turned grape grower, who profitably managed and sold this asset.

Our other assets in the portfolio are receiving the attention they deserve and perhaps we will have news to share on some of them in the coming year.

The economy is growing at rates not seen in years. However, housing starts continue to fall short of where they should be, especially in San Diego. The economic principal of supply and demand is still in play and the shortage of supply has caused affordability problems almost everywhere.  In the United States, over the last several years, a single family housing permit is pulled for every 3.8 jobs created and in San Diego only one permit for 11.9 jobs created. This is the 4th highest ratio in the country behind only San Jose, San Francisco and New York.

In addition, in San Diego there are only 2.2 months of resale supply on the market. This may be the best indicator of where prices are headed. Ronald Reagan famously quipped that “the most terrifying words in the English language are: I am from the government and I am here to help.” After spending considerable time and money reviewing a variety of tax strategies, the government rescued us from our tax attorneys and accountants by passing tax legislation late last year that lowers our tax rate.  Going forward, we will be 21% federal taxpayers and we anticipate utilizing our remaining tax credits of $31.5 million until they are exhausted or the government further refines the rules.

Earlier this year, we made some management changes. Chris Foulger was elected President. Paul Borden who led HomeFed for over 20 years is now Vice Chairman and on the verge of retirement remaining as Vice Chairman and Board member until the end of next year. We must thank him for his dedication, leadership, and the culture of integrity and hard work he instilled on all of us around him. May I have a motion to that effect?  Finally, I want to thank Chris Foulger, who has effectively stepped up into his new position, and Erin Ruhe, who never fails to keep our train running on time and in perfect order.